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                                                                 EXHIBIT 1

                           MTR GAMING GROUP, INC.

                        ACTION OF BOARD OF DIRECTORS

     Robert L. Ruben, Robert A. Blatt, and Edson R. Arneault, being all of the directors of MTR Gaming Group, Inc., in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, on this 27th day of January, 1998, at a regular quarterly meeting of the Board of Directors, adopt and consent to the following:

     WHEREAS, since December of 1992 the Company's common stock has been listed for trading on the Nasdaq Small Cap Market; and

     WHEREAS, on August 22, 1997, the Securities and Exchange Commission approved new corporate governance standards for continued listing on such market, which standards take effect on February 23, 1998; and

     WHEREAS, in order to satisfy the new standards the Company must (i) elect two independent directors; and (ii) establish an audit committee the majority of which must be made up of independent directors; and

     WHEREAS, the Board believes it is in the best interests of the Company and its shareholders for the Company to appoint independent directors and establish an audit committee, both to assure that the Company's securities continue to qualify for listing on the Nasdaq Stock Market and otherwise; it is therefore:

     RESOLVED, that the Company take all appropriate action necessary for the Company to satisfy the continued listing on the Nasdaq Stock Market; and it is

     FURTHER RESOLVED, that the Company's By-Laws be, and the same hereby are, amended to increase the number of members of the Board of Directors to seven; and the Secretary of the Corporation is hereby directed to draft appropriate Amended By-Laws and to attach a copy hereto and to place a copy in the Company's record book; and it is

     FURTHER RESOLVED, that the following individuals be, and they hereby are - subject to their acceptance of this nomination - nominated to fill two of the vacancies created by the amendment of the By-Laws and to serve as independent directors of the Company until the next annual meeting of the shareholders of the Company or until their successors are elected and qualified

                              James V. Stanton
                           William D. Fugazy, Jr.

in that (i) neither is now or ever has been an officer, director, or consultant of the Company or any of its subsidiaries; (ii) neither now has or ever had any relationship with the Company


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that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director; and (iii) both have business experience that will benefit the Company and its shareholders; and it is

     FURTHER RESOLVED, that an Audit Committee of the Board of Directors shall be, and the same hereby is, established for the purposes of undertaking those matters customarily undertaken by an audit committee, including but not limited to overseeing and conducting and working with the Company's independent auditors and monitoring all of the Company's transactions with respect to any conflicts of interest or related party transactions; and it is

     FURTHER RESOLVED, that the Chairman of the Audit Committee shall be the Company's president, Edson R. Arneault, whose background as a Certified Public Accountant makes him uniquely qualified for such position; and that the Company's independent directors, Messrs. Stanton and Fugazy, shall immediately upon their acceptance of their nominations to the Board of Directors likewise become members of the Audit Committee without the need for any further action by the Board (which written acceptance shall be attached hereto); and it is

     FURTHER RESOLVED, that the appropriate officers of the Company are authorized and directed to undertake all acts and prepare and deliver all instruments, documents, agreements and other writings as may be now or hereafter required in connection with the above resolutions; and it is

     FURTHER RESOLVED, that until the first regular meeting of the board of directors after the next annual meeting of the Company's shareholders, the officers of the Company shall be as follows: Edson R. Arneault shall serve as president, chief executive officer, treasurer, and chief financial officer; Rose Mary Williams shall serve as secretary; Robert L. Ruben shall serve as assistant secretary; and Robert A. Blatt shall serve as assistant secretary.

     WITNESS our hands as of the date aforesaid.

                                   /s/ Robert A. Blatt
                                   -----------------------------
                                   Robert A. Blatt


                                   /s/ Robert L. Ruben
                                   -----------------------------
                                   Robert L. Ruben


                                   /s/ Edson R. Arneault
                                   -----------------------------
                                   Edson R. Arneault